News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621

CNB FINANCIAL ANNOUNCES QUARTERLY DIVIDEND FOR COMMON STOCK
CLEARFIELD, PENNSYLVANIA – February 10, 2021

The Board of Directors of CNB Financial Corporation (Nasdaq: CCNE) (the "Corporation") has announced the declaration of a $0.17 per share of common stock quarterly cash dividend payable on March 15, 2021, to common stock shareholders of record as of March 1, 2021.

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $4.7 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, one loan production office, one drive-up office and 44 full-service offices in Pennsylvania, Ohio, and New York. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio, with offices in central Ohio; and BankOnBuffalo, based in Buffalo, New York, with offices in northern New York. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in central and north central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.